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        North American Investor-Owned Utility

Perot Systems has been working at this IOU in California since November 1994. The primary business drivers behind Perot's efforts have been to transition the IOU from a regulated entity to one that can compete in the restructured environment. This includes, but is not limited to, cutting costs, improving productivity and complying with the new regulations. Operating in a deregulated market means managing data and transactions differently and more comprehensively than before. Multi-billion dollar wholesale contracts require a wholesale energy system to manage these contracts, as well as contract billing and payment. Multi-billion dollar annual revenues, as well as the over 50 new external market participants such as Energy Service Providers, require a more robust revenue tracking system. Additionally, billing these Energy Service Providers makes a new meter data management system necessary, to collect, process, and disseminate hourly usage data. Our Client, one of the largest US investor owned utility faced these issues when Calfornia's energy market prepared to deregulate in 1998. Additional Issues

With the advent of deregulation in California's energy market, the company faced a US$100 million shareholder risk due to market uncertainties. A major shift was needed to change their technology and their focus to remain competitive . What was initially needed was to cut operating costs and improve productivity. Additionally, due to deregulation requirements, they needed comprehensive new business solutions, including administration of $2.4 billion/year wholesale energy contracts and ancillary transmission grid services.

Complicating matters during this transition period was the millennium issue, which required a comprehensive Y2K test environment for all of the company's more than 600 applications. This validation needed to occur before new systems were developed that would rely on non-compliant legacy application-and while there was time to rewrite applications, as necessary, to ensure preparedness.

Perot Systems in the Energy Market

Perot Systems has extensive knowledge of the California energy market and of making the transition to deregulation. When the market in England first began moving toward deregulation, we were there, helping a major European electricity provider successfully make the transition. We have also been involved in California's opening market from the beginning, working with several market participants, enabling us to help define the standards and coordinate among participants. Additionally, we have extensive experience rapidly developing and implementing new systems and system modifications in this industry and others. Perot Systems' Solution

To bring our client into the open market and the 21st century, we performed five major tasks. Consulted on Strategy Issues. To address the larger issues facing the company, Perot Systems consulted to address three issues. First, we helped develop an information technology strategy for the Transmission business unit. Second, we developed a plan to assist in managing transmission grid congestion in 13 western states. Third, we assessed the major business risks from deregulation for the entire corporation and recommended strategies to mitigate risk and seize opportunities.

Rewrote Corporate Revenue System. Before the California energy market opened to competition, it was necessary to have a mechanism in place for segregating customers who exercised their choice and opted to change their supplier for electricity. The revenues resulting from transmission and distribution of electricity for such customers still go to the client, but the


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revenues for the commodity must be redistributed to the suppliers. Since the existing corporate revenue system could not accommodate the level of data granularity dictated by this fundamental market change, we completely rewrote the system.

As a part of this more robust revenue system, Perot Systems is building a data warehouse so that the users can easily access information on their own and on demand. In the old revenue system, a central group produced 160 fixed monthly reports that contained unnecessary and incomplete information. Ad-hoc reporting capabilities in the new system will allow users to customize their queries. The technology being used in the data warehouse is COBOL and DB2 on a mainframe. Reengineered Wholesale Energy Processes and System. The company pays billions of dollars each year to approximately 300 qualified facilities for the purchase of "clean" renewable energy. We reengineered the entire wholesale energy process to meet restructuring deadlines and ensure that contracts are consistently interpreted, meter data is collected accurately, and the logic used in payment calculations is auditable. Additionally, the new processes enable the client to provide up to 10 years of correspondence to lawyers, in case of litigation, and to send routine notices to qualified facilities for such things as annual meter certification. The new processes also reduce costs. The thrust of our development effort was to improve productivity by reengineering the business processes and using cutting-edge technology to build user-friendly systems. Developed New Data Management System. Over 50 new market participants were created as a result of deregulation, and more are joining the market. In order to remove barriers to competition, CPUC mandated that the existing utilities collect and disseminate hourly meter usage data on behalf of the new market participants. A completely new system had to be developed to comply with this mandate.

One challenge with this new system was building protocols for exchanging hourly meter data that would be used by all of the new California market participants. Once these protocols were established, we built the system at an incredible pace using C++, Oracle, AIX, and Web-based technology. The ambitious schedule provided another challenge for our delivery team-we completed development and delivery in only three months, allowing the client to meet the Regulators January 1, 1998 deadline.

Implemented Y2K Test Environment. In addition to the aggressive schedule required to begin the primary development and reengineering work, a major challenge with the Y2K test environment was to build pragmatic procedures for entry, Y2K testing, and exit of the many diverse applications. Additionally, the test environment had to accommodate both mainframe and distributed systems, creating further complications. Enjoying Dramatic Improvements

We have created significant efficiencies that are yielding the required savings, while fully enabling our client to meet their new market requirements.

We implemented the corporate revenue system at market opening, as mandated by the CPUC. In addition to complying with CPUC's requirements, the new system also allows the client to report more detailed information to the Securities Exchange Comission.

The new wholesale energy system has already demonstrated its value by increasing productivity dramatically and enabling fewer people to accomplish more than before. Supporting against possible discrimination charges, it facilitates consistency among the staff and allows them to record the basis of each decision, making all decisions auditable. Further improving customer service, it now takes only hours for staff members to electronically access relevant historic data from correspondence recorded in the system, rather than the weeks it took to search paper records.


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Although we picked up the Y2K test project with only two months (half the originally-scheduled development period) left until the deadline, we created and implemented new procedures quickly and successfully. Thus, we were able to develop exceptional solutions that are Year 2000 compliant and rely on Y2K-certified support systems.